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                                                                     Exhibit 8.1


                                                               FEBRUARY 3, 2000


Humboldt Bancorp
701 Fifth Street
Eureka, CA  95501


Global Bancorp
1424 Second Street
Napa, CA  94559

Ladies and Gentlemen:


        You have requested our opinion with respect to the principal U.S. federal income tax consequences of the proposed merger of HB Merger Company ("HBMC") into Global Bancorp ("Global"), with Global as the surviving corporation (hereafter the "Merger"), and the subsequent liquidation of Global into Humboldt Bancorp ("Bancorp") (collectively referred to as the "Transaction"). Immediately prior to the Merger, Humboldt Bank ("Bank") will purchase from Capitol Thrift and Loan Association ("Capitol") a portfolio of loans for fair market value (the "Loan Purchase"). You have not asked us to opine on the federal income tax aspects of the Loan Purchase, except to the extent that the Loan Purchase will affect the Transaction.

        In preparing this opinion, we have examined and relied upon the facts stated and representations made in the Second Restatement of Agreement and Plan of Reorganization and Merger dated November 12, 1999, as amended by the First Amendment thereto dated February 3, 2000 (the "Agreement") and in the Pre-Effective Amendment No. 1 to Form S-4 to which this opinion is appended as an exhibit (the "Form S-4"). Except as otherwise indicated herein, all capitalized terms used in this letter have the meaning assigned to them in the Agreement. We have also relied upon certain representations made to us by Bancorp and Global for purposes of this opinion, which are listed below.

        Our opinion is expressly conditioned upon the facts and representations set out below. Our opinion is based on the Internal Revenue Code of 1986, as amended to date (the "Code"), regulations promulgated thereunder by the U.S. Treasury Department (the "Regulations"), court cases, and Internal Revenue Service ("IRS") rulings, all of which can be changed, perhaps retroactively, to affect adversely the tax consequences of the Transaction. Although the opinions expressed in this letter are based on our best interpretations of existing sources of law, no assurance can be given that such interpretations would be followed if they become the subject of judicial or administrative proceedings.


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I. DESCRIPTION OF THE CORPORATIONS

        Global is a California corporation with authorized capital stock consisting of 1,200,000 shares of Global Common Stock, no par value per share, and 600,000 shares of Global Preferred Stock, no par value. As of the Agreement date, approximately 700,000 shares of Global Common Stock were outstanding. On the Effective Date, no more than 706,600 shares of Global Common Stock will be outstanding, and all stock options under the Global Stock Option Plan that have not been exercised will be cancelled. No Global Preferred Stock has been or will be issued.

        Capitol is a California state-chartered industrial loan company that maintains and operates branch offices only in the state of California. Capitol is not a member of the Federal Reserve System. Capitol has outstanding 175,000 shares of common stock, no par value per share, all of which are owned by Global.

        Bancorp is a registered bank holding company incorporated in California. At the Effective Time, the authorized capital stock of Bancorp will consist of 50,000,000 shares of Bancorp Common Stock, no par value per share. Bancorp is the sole shareholder of Bank, a California state-chartered banking corporation authorized to conduct general banking business in California. Bank is not a member of the Federal Reserve System. Bancorp is also the sole shareholder of HBMC, a corporation organized solely to merge with Global as part of the Transaction.


II. THE PROPOSED TRANSACTION


        The parties to the Transaction believe that the combination of Global with Bancorp will enhance the economic interests of the shareholders of both Global and Bancorp. As provided in the Agreement, the principal features of the Transaction are as follows:

        A. HBMC Merger

        At the Effective Time, pursuant to the Merger, the separate existence of HBMC will cease, and Global will be the surviving corporation. By operation of law, Global will succeed to all of the assets of HBMC and will assume all of its liabilities. Global will retain all of its own assets and liabilities, and its existence will continue unaffected and unimpaired by the Merger.

        At the Effective Time, each share of Global Common Stock then issued and outstanding will, by virtue of the Merger and without further action, be cancelled, and, except for dissenting shares, will be converted into the right to receive an amount of cash equal to the Cash Per Share Merger Price and a certificate representing an interest in a Bancorp note. This certificate of interest will entitle the holder to receive, on the Escrow Payment Date, in cash



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and/or common stock of Bancorp, the Escrow Per Share Merger Price.(1) The Cash
Per Share Merger Price and the Escrow Per Share Merger Price are hereafter collectively referred to as the "Consideration".

        Global shareholders who dissent from the Merger will be entitled to the rights and privileges provided by California law.

        B. Corporate Liquidation

        Immediately following the Merger, the Boards of Directors of Bancorp and Global will adopt a plan of liquidation (the "Plan of Liquidation") pursuant to which Global will be merged with and into Bancorp under the laws of California in a transaction intended to qualify as a liquidation of a subsidiary under section 332 of the Code (the "Global Liquidation"). In the Global Liquidation, all of Global's assets will be transferred to Bancorp by operation of law and Bancorp will succeed to all of Global's liabilities. Global will cease being a going concern.

        C. Representations

        In addition to the foregoing, Bancorp and Global have made the following representations to us with regard to the Transaction:

         1. Prior to the Merger, no shareholder or group of shareholders of Global will, through actual or constructive ownership, be in control of Bancorp as the term "control" is used in Code section 304(c).

         2. Prior to the Merger, neither Bancorp nor a subsidiary of Bancorp will own any stock of Global, either actually or constructively within the meaning of Code section 318(a).

         3. The Agreement is the result of arm's-length negotiations between unrelated parties. The Consideration to be received by the pre-Merger shareholders of Global will be approximately equal to the fair market value of the stock to be exchanged therefor.

         4. Each of the parties to the Transaction will pay its own expenses incurred in the transaction.

         5. Bancorp will acquire by purchase at least 80 percent of the stock (within the meaning of Code section 1504(a)(2)) of Global within the 12-month period beginning on the first date on which Bancorp acquires stock of Global.

         6.    Neither Bancorp nor any of its affiliates will make a Code section 338 election with respect to Global or any subsidiary of Global.

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(1)  On or soon after the Effective Time, Bancorp will deliver to the Exchange
     Agent, (i) cash equal to the Cash Per Share Merger Price and (ii) a promissory note issued by Bancorp in an amount equal to the Escrow Merger Price.


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         7.    Global will not have redeemed any shares of Global Common Stock during the three-year period immediately preceding the adoption of the Plan of Liquidation.

         8. No assets of Global (or subsidiaries of Global) will have been distributed in kind, transferred, or sold to Bancorp or a subsidiary thereof within three years prior to the adoption of the Plan of Liquidation, except in the ordinary course of business or pursuant to the Loan Purchase.

         9. On the date of the adoption of the Plan of Liquidation, and at all times thereafter until the Global Liquidation is completed, Bancorp will own at least 80 percent of the total combined voting power and value of all stock of Global within the meaning of Code section 1504(a)(2).

         10. There is no plan or intention to liquidate Bancorp at any time prior to or subsequent to the proposed Transaction.

         11. The fair market value of the assets of Global will exceed its liabilities both on the date of the adoption of the Plan of Liquidation and at the time the liquidating distribution is made.

         12. Prior to the Merger, HBMC will have conducted no business and will have had no income or operating assets, and its separate corporate existence will cease upon completion of the Merger.

         13. Bancorp will not have acquired any assets from Global in a nontaxable transaction during the three-year period immediately preceding the adoption of the Plan of Liquidation.

         14. Global will not have acquired any assets in a nontaxable transaction during the three-year period immediately preceding the adoption of the Plan of Liquidation.

         15. Global will report all earned income attributable to its assets that were distributed to Bancorp in the Global Liquidation.

         16. Global will cease being a going concern and will retain no assets following its liquidating distribution. After the Global Liquidation, all outstanding stock of Global will be cancelled.

         17. Global shareholders immediately prior to the Transaction will receive the Consideration solely in their capacity as shareholders of Global.

         18. Bancorp does not intend to dispose of any assets of Global other than in the ordinary course of business.

         19. The Global Liquidation will not be preceded or followed by the reincorporation in, or transfer or sale to, a recipient corporation ("Recipient") of any of the businesses or assets of Global if persons holding, directly or indirectly, more than


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               20 percent in value of the stock of Global hold, directly or indirectly, more than 20 percent in value of the stock of Recipient. For purposes of this representation, ownership will be determined by application of the constructive ownership rules of Code section 318(a) as modified by Code section 304(c)(3).

         20. No indebtedness between Global and Bancorp or the subsidiaries of either will exist at the time of the Global Liquidation, and none will have been issued, acquired, cancelled, forgiven, or discounted within three years prior to the adoption of the Plan of Liquidation or in connection with the Transaction.

         21. Global Common Stock has never been traded on an established securities market within the meaning of Code section 453(k) or considered property of a kind regularly traded on an established market within the meaning of that section.

         22. The certificate of interest received by the Global shareholders will not be payable on demand within the meaning of Code section 453(f)(4)(A) and will not be readily tradable within the meaning of Code section 453(f)(4)(B).

III. ANALYSIS

        A. The Merger

        In Revenue Ruling 90-95, 1990-2 C.B. 67, the IRS discussed the tax consequences of a transaction similar to the Merger. In this ruling, a corporation organized a wholly-owned subsidiary solely for the purpose of acquiring all of the stock of an unrelated target corporation. Pursuant to the plan of merger, the subsidiary merged into the target with the target surviving. The shareholders of the target exchanged all of their stock for cash from the subsidiary. A portion of the subsidiary's cash was contributed by its parent, while the remaining cash was borrowed by the subsidiary. Following the merger, the parent owned all of the outstanding target stock. The IRS applied the "step-transaction doctrine," which treats actions that in form are separate and independent as a single transaction, to disregard the existence of the subsidiary for federal tax purposes because the subsidiary had "no significance apart from [parent's] acquisition of the [target] and the subsidiary was organized solely to facilitate the parent's acquisition of the target's stock." The IRS concluded that the parent should be treated as having acquired the stock of the target.

        An earlier revenue ruling also disregarded the existence of a newly-organized transitory subsidiary created to enable a parent corporation to acquire the stock of a target corporation. In Revenue Ruling 73-427, 1973-2 C.B. 301, the parent corporation contributed cash and shares of its stock to a newly-organized subsidiary, which then merged into the target, with the target surviving. Pursuant to the merger, the subsidiary stock automatically converted to target stock, and the target's minority shareholders received parent stock in exchange for their target stock. Revenue Ruling 73-427 applied the step-transaction doctrine and concluded that that the net effect of the steps for federal income tax purposes was the purchase of target stock from the target shareholders in exchange for parent stock.

        The treatment of a merger of a transitory subsidiary into a target as a purchase of the stock of the target is not impaired by a subsequent liquidation of the target, at least where the



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purchase constitutes a "qualified stock purchase" under Code section 338(d)(3).
Revenue Ruling 90-95 expressly discussed whether the step-transaction doctrine should apply to treat a deemed stock purchase followed immediately by the adoption and execution of a plan of liquidation of the target under Code section 332 as an acquisition of the target's assets. The IRS concluded that the step-transaction doctrine should not apply because a "qualified stock purchase of target stock is accorded independent significance from a subsequent liquidation of the target." The deemed acquisition at issue in the ruling was a qualified stock purchase because the parent acquired more than 80 percent of the total voting power and 80 percent of the total value of the target's stock from persons unrelated to the parent (within the meaning of Code section 338(h)(3)(A)(iii)) in a transaction in which the parent acquired a cost basis in the target's stock and the target shareholders recognized gain or loss. (2)

        Applying the foregoing principles, the organization of HBMC and its merger with Global should be disregarded for federal income tax purposes, and the Merger should be treated as a purchase by Bancorp of the stock of Global in exchange for the Consideration. Since the purchase will constitute a qualified stock purchase as defined in Code section 338(d)(3), this result will not be affected by the subsequent liquidation of Global under Code section 332.

        Nor will this result be affected by the fact that Capitol, a subsidiary of Global, will have sold some of its assets to Bank in the Loan Purchase immediately prior to the Merger. Sections 338(e) and (f) of the Code contain certain "consistency rules" designed to prevent a purchaser (or an affiliate of a purchaser) from obtaining a "stepped-up" basis in only certain assets of a target (or an affiliate of a target) by making a qualified stock purchase, forgoing a Code section 338 election to treat the stock purchase as an asset purchase, and purchasing some of the target's (or target's affiliate's) assets in a taxable transaction. However, under the current Regulations implementing these provisions, the IRS is no longer able to impose an involuntary Code section 338 election (to treat the entire stock acquisition as an asset acquisition) for a violation of these consistency rules. See Treas. Reg. Section 1.338(i)-1(d). Accordingly, even though Bank will purchase assets of Capitol immediately prior to the Merger, the Merger will be treated as a qualified stock purchase and not as an asset purchase.

        B. Global Liquidation

        In order for a liquidation to qualify under Code section 332, a corporate distributee must own at least 80 percent of the total voting power and 80 percent of the total value of the liquidating corporation's stock on the date the plan of liquidation is adopted and until the time the corporation's assets are distributed in liquidation. Code Section 332(b)(1). Furthermore, the liquidating distribution must be in complete cancellation or redemption of all of the liquidating corporation's stock. Code section 332(b)(2). In general, the transfer of all property of the liquidating corporation must take place within the taxable year in which the first liquidating distribution is made. Code section 332(b)(2); Rev. Rul. 71-326, 1971-2 C.B. 177. If a

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(2)  See also Treas. Reg. Section 1.338-2(b)(2)(ii), Ex. (2) (where existence of newly-organized transitory subsidiary of parent that merged into target was disregarded for tax purposes and subsidiary's parent was considered to purchase the target's stock).


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transaction constitutes a complete liquidation within the meaning of Code
Section 332, it is immaterial that the transaction is otherwise described under local law. Treas. Reg. Section 1.332-2(d).

        If a liquidation qualifies under Code section 332, a liquidating corporation does not recognize gain or loss on the distribution of property to its 80-percent (or greater) shareholder, and this shareholder distributee recognizes neither gain nor loss upon receipt of the distributed property. Code sections 336(d)(3), 337(a), 337(c). Also, the distributee's basis in the property received from the liquidating corporation is the same as it was in the hands of the liquidating corporation. Code section 334(b)(1). The 80-percent distributee's holding period for the property includes the period during which the property was held by the liquidating corporation. Code section 1223(2).

        Based on these principles and the facts and representations recited above, Code section 332 will apply to the Global Liquidation. Bancorp will own all of the Global stock on the date the Plan of Liquidation is adopted and on the date it receives Global's assets, thus satisfying the "control" requirements of Code section 332(b)(1). The distribution to Bancorp of all of Global's assets in complete redemption of all of Global's outstanding stock will satisfy the "complete cancellation or redemption" requirements of Code section 332(b)(2). The complete transfer of Global's property will take place within the taxable year, thus satisfying the timing requirements of Code section 332(b)(2). Accordingly, the contemplated merger of Global into Bancorp will be treated for federal income tax purposes as a tax-free liquidation of Global pursuant to Code section 332.

        Because the Global Liquidation will satisfy the requirements of Code section 332, no gain or loss will be recognized by either Bancorp or Global by reason of the Global Liquidation. Bancorp's basis in the assets it receives from Global will be the same as Global's basis in those assets immediately prior to the Transaction, and Bancorp's holding period will include the period the assets were held by Global.

        The fact that the Global Liquidation occurs pursuant to a plan of liquidation adopted and executed immediately after the Merger will not affect the tax-free nature of the liquidation. See Rev. Rul. 90-95, 1990-2 C.B. 67 (discussed above). Nor will the Loan Purchase immediately prior to the Merger prevent the Global Liquidation from qualifying under Code section 332 because, as discussed above, the Loan Purchase will not alter the characterization of the Merger as a stock purchase.(3)

        C. Taxability of the Merger for the Global Shareholders

        The material federal income tax consequences of the Merger to the Global shareholders have been described, and are as stated, in the Form S-4. In general, this description relies on Code sections 453, 483, 1001, 1274 and the Regulations promulgated thereunder.

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(3)  Under certain circumstances, a bifurcated sale of both the stock and assets of a target (or a target affiliate) will affect the purchaser's basis in the purchased assets. See Treas. Reg. Section 1.338-4(a)(2).



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IV. CONCLUSIONS


        Based on the foregoing, it is our opinion that the proposed Transaction will have the following federal tax consequences:

        1. The formation of HBMC and its merger with Global will be disregarded for federal tax purposes, and the Merger will be treated as a sale by each Global shareholder of Global Common Stock to Bancorp for the Consideration. (See Treas. Reg. Section 1.338-2(b)(2)(ii), Ex. (2); Rev. Rul. 90-95, 1990-2 C.B. 67;
Rev. Rul. 73-427, 1973-2 C.B. 301.)

        2. No gain or loss will be recognized by Bancorp or Global as a result of the Merger. (See Rev. Rul. 90-95, 1990-2 C.B. 67; Rev. Rul. 73-427, 1973-2
C.B. 301.)

        3. The Global Liquidation, characterized as a merger under California law, will be treated for federal tax purposes as a complete liquidation of Global within the meaning of Code section 332. (Treas. Reg. Section 1.332-2(d).)

        4. Bancorp will recognize no gain or loss on its receipt of all of the assets and liabilities of Global that will be distributed to it in complete liquidation. (Code Section 332(a).)

        5. The basis of the assets of Global received by Bancorp will be the same as the basis of such assets in the hands of Global immediately prior to the liquidation of Global. (Code Section 334(b)(1).)

        6. The holding period of the assets of Global received by Bancorp upon complete liquidation of Global will include the period during which such assets were held by Global. (Code Section 1223(2).)

        7. No gain or loss will be recognized by Global on the distribution of its assets and liabilities to Bancorp in complete liquidation. (Code Sections 336(d)(3), 337(a).)

        8. The purchase of the Global Common Stock from the Global shareholders will be a taxable sale or exchange for which such shareholders must report gain or loss on the installment method unless a Global shareholder elects out of the installment method or does not qualify to use that method. (Sections 453(a) and (d).)

        9. The purchase of the Global Common Stock from the Global shareholders will be considered a contingent payment sale for federal tax purposes because the aggregate selling price of the Global Common Stock cannot be determined as of the close of 2000. (Temp. Treas. Reg. Section 15A.453-1(c).)

        This opinion is being furnished to you in connection with the Agreement and the Form S-4, and we hereby consent to its inclusion as an exhibit to the Form S-4. However, this opinion is not otherwise to be quoted, in whole or in part, referred to in any other transaction, or



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filed with any governmental agency or any other person without our prior and express written consent.

        The opinions expressed herein are as of the date hereof, and we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in the law that may hereafter occur.

        No opinion is expressed as to the federal income tax consequences of any aspects of the proposed transaction other than those aspects specifically addressed above.



                                        Yours truly,



                                        Covington & Burling